Exhibit 10.1
[Insituform Technologies, Inc. Logo]

2007 MANAGEMENT ANNUAL INCENTIVE PLAN

Plan Purpose

The purpose of this Plan is to enhance business performance by motivating and rewarding executive and management employees for the achievement of incentive goals structured to achieve desired corporate results.

Eligible Employees

A Committee comprised of the Company’s Chief Executive Officer, Chief Operating Officer, General Counsel and Chief Financial Officer (the “Committee”) will select participants in the Plan from the following eligible employees:

Tier 0 - Certain Executive Officers
Tier 1 - Other Officers
Tier 2 - VPs and other business leaders
Tier 3 - Department heads and other key employees
Tier 4 - District/Area/General Managers
Tier 5 - Select management employees

Bonus Pool

Net Income (as hereinafter defined) for the fiscal year shall determine the total amount of the bonus pool available for payment to participants in the Plan.

The Net Income target for 2007 is [REDACTED].

For purposes of this Plan, “Net Income” shall be defined as “net income before extraordinary items” of the Company for the year ending December 31, 2007, which shall mean the consolidated net income of the Company during the fiscal year, as determined by the Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company's independent public accounting firm, but excluding:

(i)	losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated;

(ii)	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

(iii)
gains or losses from the disposition of material capital assets (other than in a transaction described in subsection (ii)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;

(iv)	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

(v)
gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

(vi)	gains or losses from minority interests in unconsolidated entities;

(vii)	any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company;

(viii)
any income statement effect resulting from a change in generally accepted accounting principles, except to the extent the effect of such a change is already reflected in the target Net Income amount; and

(ix)	the income taxes (benefits) of any of the above designated gains or losses.

       The Compensation Committee shall have final authority with respect to any determination by the Committee regarding the definition of “Net Income” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

In all events, the Compensation Committee, subject to any required approval of the Board of Directors, shall have the ability and authority to increase or decrease the amount of the bonus pool calculated in accordance with the provisions of this Plan to reflect any extraordinary or unforeseen events or occurrences during 2007.

Allocation of Bonus Pool

The Committee shall recommend to the Compensation Committee how the bonus pool amount shall be allocated among the participants. The Company’s Chief Executive Officer shall have final authority with respect to any decision to be made by the Committee. The Compensation Committee, in its sole discretion, shall make the final determination of how the bonus pool amount shall be allocated among the participants, after receiving and considering the recommendation of the Committee.

The recommendation of the Committee generally will be based upon individual contribution toward the achievement of individual, departmental, business unit and corporate objectives as determined by the Committee. However, the Committee, in its discretion, may consider other factors in making its recommendation to the Compensation Committee.

Each participant will have an established payout target, which target shall be expressed as a percentage of such participant’s annual base salary and also shall be reviewed and approved on an annual basis by the Committee. The Compensation Committee shall approve any payout target percentage for an executive officer of the Company. The Committee will use the payout target percentages as a guideline to allocate incentive bonus amounts based upon each participant’s achievement of his or her applicable individual performance objectives and the total amount of the bonus pool.

Payment

Incentive payments under this Plan are annual and will be awarded in March 2008. Participants must be employed as of October 1, 2007 to be eligible to participate in the Plan.

Participants who leave before the payment date may not be eligible to receive any payment.

Nature of Plan

This Plan is a statement of intent and is not a contract. It is not a guarantee of employment and employment with the company remains “at will”. This Plan may be modified, suspended or terminated at any time and all awards are at the discretion of the Board of Directors or the Compensation Committee. This Plan may be changed during the year without any obligation to pay for the elapsed part of the year in the manner described in the Plan. The decisions of management, the Committee, the Board of Directors and/or the Compensation Committee in administering the Plan are final and binding on all persons.